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                                                                     EXHIBIT 5.1

                       WYRICK ROBBINS YATES & PONTON LLP
                               Attorneys at Law

                                  The Summit
                       4101 Lake Boone Trail, Suite 300
                      Raleigh, North Carolina 27607-7506


                               December 20, 2000



Incara Pharmaceuticals Corporation
3200 East Highway 54
Cape Fear Building, Suite 300
Research Triangle Park, North Carolina 27709


                 Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 to be filed by Incara Pharmaceuticals Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $10,000,000 of the Company's common stock, $0.001 par value per share (the "Common Stock"), warrants to purchase the Common Stock (the "Warrants") and preferred stock (the "Preferred Stock"), the terms of which are yet to be determined by the Company's Board of Directors (collectively, the "Securities"). We understand that Securities might be sold over time or all at once by the Company or by underwriters, dealers or agents of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Securities.

It is our opinion that when:

a. the issuance of the Common Stock has been duly authorized by appropriate corporate action and payment has been received therefor;

b. the issuance of the Warrants and approval of the final terms thereof have been duly authorized by appropriate corporate action and have been duly executed, authorized and delivered against payment therefor;

c. further action by the Board of Directors establishing the designation of, and certain other particular terms of, the Preferred Stock of any series and approving the amendment of the Certificate of Incorporation relating to such series has been taken;

d. such amended Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware;

e. the Preferred Stock has been delivered against payment therefor; and

f. the issuance, delivery and payment for the Securities in the manner contemplated in any related underwriting or placement agent agreement has occurred;

the Common Stock and the Preferred Stock, when issued in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable and the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided in the Warrant, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.
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     We consent to the use of this opinion as an exhibit to the Registration
Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus relating thereto, and any amendments thereto.

                                        Very truly yours,

                                        WYRICK ROBBINS YATES & PONTON LLP